Exhibit 1.2.2

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

CARD SERIES CLASS A(2015-8)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated:	October 19, 2015
To:	CAPITAL ONE MULTI-ASSET EXECUTION TRUST CAPITAL ONE FUNDING, LLC

Re:	Underwriting Agreement dated October 19, 2015

Series Designation: Card series

Registration Statement: Nos. 333-205946, 333-205946-01 and 333-205946-02

Terms of the Notes:

•Initial Principal Amount	•Interest Rate or Formula	•Price to Public (1)
$500,000,000	2.05%	99.96139%

(1)	Plus accrued interest, if any, at the applicable rate from October 27, 2015

Interest Payment Dates:

The 15th day of each calendar month (or, if not a business day, the next succeeding business day), commencing December, 2015.

Underwriters:

The Underwriters named on Schedule I attached hereto are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Owner Trustee: Deutsche Bank Trust Company Delaware.

Indenture Trustee: The Bank of New York Mellon.

Indenture: The Indenture, dated as of October 9, 2002 and as amended and restated as of January 13, 2006, and as amended by the First Amendment thereto, dated as of March 1, 2008,

between Capital One Multi-asset Execution Trust, as issuer (the “Issuer”), and the Indenture Trustee.

Asset Pool Supplement: The Asset Pool 1 Supplement, dated as of October 9, 2002, and as amended by the First Amendment thereto, dated as of March 1, 2008, between the Issuer and the Indenture Trustee, as amended and supplemented from time to time.

Indenture Supplement: The Card series Indenture Supplement, dated as of October 9, 2002, as amended by the First Amendment thereto, dated as of March 1, 2008, between the Issuer and the Indenture Trustee.

Terms Document: The Class A(2015-8) Terms Document, dated as of October 27, 2015.

Pooling and Servicing Agreement: The Amended and Restated Pooling and Servicing Agreement, dated as of September 30, 1993 and as amended and restated as of August 1, 2002, January 13, 2006 and July 1, 2007, as further amended by the First Amendment thereto, dated as of March 1, 2008, and the Second Amendment thereto, dated as of July 15, 2010, among Capital One Funding, LLC, as transferor, Capital One Bank (USA), National Association, as servicer, and The Bank of New York Mellon, as trustee for the Capital One Master Trust.

Purchase Price:

The purchase price payable by the Underwriters for the Notes covered by this Agreement will be 99.66139% of the principal amount of Notes to be issued.

Commissions, Concessions and Discounts:

The Underwriters’ discounts and commissions, the concessions that the Underwriters may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Notes, shall be as follows:

Discounts and Commissions	Price Concessions	•Reallowance
0.30000%	not in excess of 0.18000%	not in excess of 0.09000%

Reimbursement of Expenses:

The Underwriters shall reimburse the Company for an amount not to exceed $0.00 for application towards expenses.

Time of Sale: 3:49 p.m. (Eastern Time (U.S.)) on October 19, 2015 (the time the first contract of sale was entered into as designated by the Representatives).

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Closing Date:

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Company and the Issuer hereby agree that the Closing Date shall be October 27, 2015, 10:00 a.m., New York City time.

Location of Closing:

Chapman and Cutler LLP

1717 Rhode Island Avenue N.W.

Washington, DC 20036-3026

Address for Notice to Representatives:

Barclays Capital Inc.

as a Representative of the Underwriters named in Schedule I hereto

745 Seventh Avenue

New York, New York 10019

J.P. Morgan Securities LLC

as a Representative of the Underwriters named in Schedule I hereto

383 Madison Avenue

New York, New York 10179

RBC Capital Markets, LLC

as a Representative of the Underwriters named in Schedule I hereto

Three World Financial Center

200 Vesey Street

New York, New York 10281

Underwriters’ Foreign Jurisdiction Distributions:

Pursuant to Section 6(d)(iii) of the Underwriting Agreement, each Underwriter agrees to provide the Company, after the Closing Date, with a list of any foreign jurisdictions to which that Underwriter delivered a written confirmation in connection with its sale of Notes (it being expressly understood, for the avoidance of doubt, that this provision relates only to the initial distribution of the Notes, and not to secondary market sales).

The Underwriters agree, severally and not jointly, subject to the terms and provisions of the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the principal amount of the above-referenced Series of Notes set forth opposite their names on Schedule I hereto.

3

BARCLAYS CAPITAL INC., as Representative of the Underwriters named on Schedule I hereto

By:	/s/ Jonathan Wu
Name:	Jonathan Wu
Title:	Managing Director

J.P. MORGAN SECURITIES LLC, as Representative of the Underwriters named on Schedule I hereto

By:	/s/ Alexander D. Wiener
Name:	Alexander D. Wiener
Title:	Executive Director

RBC CAPITAL MARKETS, LLC, as Representative of the Underwriters named on Schedule I hereto

By:	/s/ Keith L. Helwig
Name:	Keith L. Helwig
Title:	Authorized Signatory

COMET Class A(2015-8) Terms Agreement

S-1

Accepted:
CAPITAL ONE MULTI-ASSET EXECUTION TRUST

By:	Capital One Funding, LLC, not in its individual capacity but solely as Beneficiary on behalf of the Issuer

By:	/s/ Eric D. Bauder
Name:	Eric D. Bauder
Title:	Assistant Vice President

CAPITAL ONE FUNDING, LLC, as Transferor

By:	/s/ Franco E. Harris
Name:	Franco E. Harris
Title:	Assistant Vice President

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, as Seller

By:	/s/ Daniel H. Rosen
Name:	Daniel H. Rosen
Title:	Managing Vice President

COMET Class A(2015-8) Terms Agreement

S-2

SCHEDULE I

Card series Class A(2015-8) Notes

Underwriters	Principal Amount

Barclays Capital Inc.	$150,000,000
J.P. Morgan Securities LLC	$150,000,000
RBC Capital Markets, LLC	$150,000,000
Capital One Securities Inc.	$12,500,000
Credit Suisse Securities (USA) LLC	$12,500,000
Drexel Hamilton, LLC	$12,500,000
Wells Fargo Securities, LLC	$12,500,000

Total:	$500,000,000